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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                         Date of Report: April 30, 1996



                             REDWOOD EMPIRE BANCORP
            (Exact number of Registrant as specified in its charter)



                     California File No. 0-19231 68-0166366
      (State or other jurisdiction of (Commision File Number) (IRS Employer
                Incorporated or organization) Identification No.)



            111 Santa Rosa Avenue, Santa Rosa, California 95404-4905
               (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (707) 545-9611





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



Item 5.  Other Events

Press release for the following (articles attached):

1. Redwood Empire Bancorp  declares  quarterly  dividend on its preferred stock.
2. Redwood Empire Bancorp names Martin McCormick as President of Allied Bank subsidiary. 3. Redwood Empire Bancorp reports first quarter results for period ended March 31, 1996.










                                                              SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                  4-30-96
Date:  ___________________ REDWOOD EMPIRE BANCORP
                                            (Registrant)


                              /s/ Gale D. Bridgeman
                          By:__________________________
                                Gale D. Bridgeman
                          Vice President/Controller and
                          Principal Accounting Officer

                           FOR: REDWOOD EMPIRE BANCORP

                                            APPROVED BY: James Beckwith
                                                         Chief Financial Officer
                                                         (707) 573-4988

                        CONTACT: Morgen-Walke Associates
                          Doug Sherk, Jenifer Kirtland
                                 (415) 296-7383
                           Jill Ruja, Elissa Grabowski
                                 (212) 850-5600

For Immediate Release

                         REDWOOD EMPIRE BANCORP DECLARES
                     QUARTERLY DIVIDEND ON PREFERRED STOCK
     SANTA ROSA, CA (April 17, 1996) -- Redwood Empire Bancorp (AMEX:REB) today announced that at its meeting yesterday, the Board of Directors declared a quarterly dividend on the Company's 7.80% Noncumulative Convertible Perpetual Preferred Stock of 19.5 cents per share. The dividend is payable on May 15, 1996 to shareholders of record on April 30, 1996. Redwood Empire Bancorp is the holding company for two operating subsidiaries: National Bank of the Redwoods, a commercial bank, and Allied Bank, F.S.B., a savings bank. The Company operates through branches and loan production offices in various California locations, as well as Portland, Oregon.

                                     # # #

FOR: REDWOOD EMPIRE BANCORP

                                    APPROVED BY:     Patrick W. Kilkenny
                     President and Chief Executive Officer
                                 (707) 573-4911

                     CONTACT: Morgen-Walke Associates, Inc.
                 Doug Sherk, Jenifer Kirtland, David Gennarelli
                                 (415) 296-7383
                          Jill Ruja, Elissa Grabowski
                                 (212) 850-5600
                             For Immediate Release







                  REDWOOD EMPIRE BANCORP NAMES MARTIN MCCORMICK
                     AS PRESIDENT OF ALLIED BANK SUBSIDIARY
     SANTA ROSA, CA (April 18, 1996) -- Redwood Empire Bancorp (AMEX: REB) today announced that the Board of Directors of its Allied Bank subsidiary has appointed Martin B. McCormick, 38, as the president of Allied Bank. He will retain his current title of chief operating officer. Patrick W. Kilkenny, 49, was named vice chairman and chief executive officer of Allied. William
     B. Stevenson, 65, was named chairman. The positions of chairman, president, and chief executive officer were formerly held by Terance O'Mahoney, 58, who resigned from Allied Bank earlier this month to pursue other interests. Mr. McCormick will also fill Mr. O'Mahoney's unexpired term as a director on Allied's Board. "Martin has been with Allied Bank since the early stages of its organization and operations," said Patrick Kilkenny, president and chief executive officer of Redwood Empire Bancorp. "He has made significant contributions to the Bank since the beginning and knows its operations thoroughly. With his industry knowledge, experience, and management skills, Martin will be an excellent president and addition to Allied's Board." Mr. McCormick has spent twenty years in the mortgage business. He joined Allied Bank at its inception in 1986, serving as senior vice president and chief operating officer since that time. Mr. McCormick established Allied's savings activities in Ukiah, California. He developed the Company's initial lending and savings policies, procedures and operations, including site acquisition and back-office support systems.
                                                            -2-

     As chief operating officer, Mr. McCormick's responsibilities include all phases of residential lending, including loan production, originations, underwriting, funding, servicing and sales to the secondary mortgage market. He has been instrumental in developing Allied's presence in Northern California and Portland. Redwood Empire Bancorp is the holding company for two operating subsidiaries: Allied Bank, F.S.B., a savings institution, and National Bank of the Redwoods, a commercial bank. The Company operates through branches and loan production offices in various California locations, as well as Portland, Oregon.

                                      # # #

FOR: REDWOOD EMPIRE BANCORP

     APPROVED BY: James Beckwith Chief Financial Officer (707) 573-4988

                     CONTACT: Morgen-Walke Associates, Inc.
     Doug Sherk, Jenifer Kirtland, David Gennarelli (415) 296-7383
                                Jill Ruja, Elissa Grabowski
                                                                  (212) 850-5600
     For Immediate Release





              REDWOOD EMPIRE BANCORP REPORTS FIRST QUARTER RESULTS

     SANTA ROSA, CA (April 19, 1996) -- Redwood Empire Bancorp (AMEX: REB) today announced financial results for the first quarter ended March 31, 1996. Net income for the first quarter was $886,000, or $0.27 per share on a fully-diluted basis. This compares with net income of $911,000, or $0.29 per share, in the first quarter of 1995, which included the effect of an improvement in the market value of loans held for sale at the company's Allied Bank subsidiary, totalling $1,500,000 pre-tax and the positive impact of adopting Statement of Financial Accounting Standards (SFAS) #122 for Mortgage Servicing Rights of $288,000 on a pre-tax basis. "This was a strong quarter for the company with a solid financial performance from both our commercial and savings bank subsidiaries, despite a company-wide loan loss provision of $1.5 million," said Patrick W. Kilkenny, president and chief executive officer. "This provision includes a conservative response to $1.4 million in outstanding leases purchased by National Bank of the Redwoods from Bennett Financial, which recently declared bankruptcy." "Despite the higher than normal loan loss provision, our commercial bank continues to do well, benefitting from higher net interest income and increased fee income," Mr. Kilkenny continued. "Our fee-generating service businesses, including SBA lending, merchant bank card and electronic banking, will continue to expand as we broaden our marketing efforts." "At Allied Bank, our savings subsidiary, mortgage originations grew significantly from the first quarter of 1995 to $483 million in the recent quarter from $84 million last year, reflecting the lower interest rate environment," added Mr. Kilkenny.
                                                   -2-

     Consolidated net interest income for the company grew 19% in the first quarter of 1996, due to increased loan volume, primarily mortgages, and a higher net interest margin. The net interest margin increased 121 basis points to 4.32% from 3.11% in the first quarter of 1995. Noninterest income increased 26%, reflecting growth in fee income and gains on the sale of mortgages. The loan loss provision was $1,515,000 for the recent first quarter compared with $300,000 last year. Net chargeoffs totalled $172,000, or 0.21% of average portfolio loans annualized. Nonperforming assets at March 31, 1996 were 1.69% of total assets. Reserves to portfolio loans were 1.90%. Total assets were $561 million at quarter-end. Common book value per share was $9.81. Tier 1 capital to risk-based assets was approximately 7.46% and total capital to risk-based assets was approximately 11.89% at March 31, 1996. Redwood Empire Bancorp is the holding company for two operating subsidiaries: Allied Bank, F.S.B., a savings institution, and National Bank of the Redwoods, a commercial bank. The Company operates through branches and loan production offices in various California locations, as well as Portland, Oregon.

                                            (Table to follow)

                                                                       REDWOOD EMPIRE BANCORP AND SUBSIDIARIES
                                                                    CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                            (Dollars in thousands except for earnings per share and share data)



                                                                                 Three Months Ended
                                                                          March 31             March 31
                                                                            1996                 1995
                                                                        --------------      ---------------
Interest income                                                       $        11,493     $         12,074
Interest expense                                                                5,994                7,462
                                                                        --------------      ---------------
Net interest income                                                             5,499                4,612
Provision for loan losses                                                       1,515                  300
                                                                        --------------      ---------------
Net interest income after loan loss provision                                   3,984                4,312
Other income                                                                    5,585                4,433
Other expense                                                                   8,091                7,197
                                                                        --------------      ---------------
Income before taxes                                                             1,478                1,548
Income tax expense                                                                592                  637
                                                                        --------------      ---------------
Net income                                                                        886                  911
Preferred dividends                                                               112                  112
                                                                        --------------      ---------------
                                                                        ==============      ===============
Net income available for common                                       $           774     $            799
                                                                        ==============      ===============



Earnings per common and common equivalent share:
Primary:
  Net income                                                                        $.29                 $.30
  Weighted average shares                                                   2,706,000            2,667,000

Fully diluted:
  Net income                                                                        $.27                 $.29
  Weighted average shares                                                   3,244,000            3,166,000



Selected Ratios
Return on Average Common Equity                                                    11.79 %              14.13 %
Return on Average Total Equity                                                     11.07 %              12.84 %
Return on Average Assets                                                             .65 %                .58 %

                                                                           Selected Balance Sheet Data
                                                                                  (In Thousands)

                                                                          March 31             March 31
                                                                            1996                 1995
                                                                        --------------      ---------------

Total Loans, including Mortgage Loans Held for Sale                   $       446,610     $        486,354
Allowance for Loan Loss                                                         6,380                6,003
Total Assets                                                                  560,843              577,445
Total Deposits                                                                474,692              525,474
Equity Capital                                                                 32,104               28,932
Nonperforming Assets                                                            9,498                8,720